As filed with the Securities Exchange Commission on May 28, 2024

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BUSINESS FIRST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Louisiana	20-5340628
(State of incorporation or organization)	(I.R.S. Employer Identification Number)
500 Laurel Street, Suite 101 Baton Rouge, Louisiana 70801 (225) 248-7600
(Address of principal executive officers and zip code)

BUSINESS FIRST BANCSHARES, INC. 2024 EQUITY INCENTIVE PLAN

(Full title of the plan)

David R. (“Jude”) Melville III

President and Chief Executive Officer

Business First Bancshares, Inc.
500 Laurel Street, Suite 101
Baton Rouge, Louisiana 70801

(225) 248-7600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Lowell W. Harrison, Esq.

Kevin E. Strachan, Esq.

Fenimore Kay Harrison LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

(512) 583-5900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non−accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b−2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non−accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐

EXPLANATORY NOTE

On May 23, 2024 (the “Effective Date”), shareholders of Business First Bancshares, Inc. (the “Registrant” or “Business First”) approved the Company’s 2024 Equity Incentive Plan (the “2024 Plan”) as a successor to the Company’s 2017 Equity Incentive Plan, as amended (the “2017 Plan”). No future awards will be made under the 2017 Plan on or after the Effective Date. The following shares are authorized for issuance under the 2024 Plan: (i) 645,000 newly-authorized shares (the “Newly Authorized Shares”); (ii) 90,608 shares of common stock that were available for issuance under the 2017 Plan and previously registered under a Registration Statement on Form S-8 filed by the Company on August 19, 2022 (File No. 333-266983) (the “Prior Registration Statement”), which shares ceased being available for issuance under the 2017 Plan on the Effective Date and which shares shall be issuable under the 2024 Plan; (iii) shares subject to existing awards under the 2017 Plan which become available for future grants under the 2024 Plan as a result of forfeiture or repurchase pursuant to the terms of the 2017 Plan, which shares shall become issuable under the 2024 Plan (together, with the shares described in (ii) above, the “Carryover Shares”); and (iv) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2024 Plan.

The Company has prepared and is filing this Registration Statement on Form S-8 to register the Newly-Authorized Shares and the Carryover Shares for issuance pursuant to the 2024 Plan. Contemporaneously with the filing of this Registration Statement, the Company is filing a Post-Effective Amendment No. 1 to the Prior Registration Statement pursuant to the Commission’s Securities Act Forms Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statement to remove the Carryover Shares from registration under the Prior Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I of Form S-8 will be sent or delivered to participants as required by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”), either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Business First Bancshares, Inc., 500 Laurel Street, Suite 101, Baton Rouge, Louisiana 70801, Attention: Corporate Secretary, telephone number (225) 248-7600.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant incorporates by reference in this Registration Statement:

1.    The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on March 1, 2024 (including portions of the Registrant’s Definitive Proxy on Schedule 14A, filed with the Commission on April 10, 2024, that are incorporated by reference into such Annual Report on Form 10-K);

2.    The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 2, 2024;

3.    The Registrant’s Current Reports on Form 8-K filed with the Commission on April 25 and May 23, 2024 (other than any portions thereof deemed furnished and not filed in accordance with SEC rules); and

4.     The description of Registrant’s common stock included as Exhibit 4.3 to its Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on March 2, 2024, and any other amendment or report filed for the purposes of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “1934 Act”), subsequent to the date of this Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subpart E (Sections 1-850 through 1-859) of the Louisiana Business Corporation Act, or LBCA, governs indemnification of directors and officers of a corporation. In general, the LBCA provides that we may indemnify each of our current or former directors and officers (each, an “indemnitee”) against liability (including judgments, settlements, penalties, fines, or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (1) in the case of conduct in an official capacity, that the indemnitee’s conduct was in the best interests of the corporation or (2) in all other cases, that the indemnitee’s conduct was at least not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. Under the LBCA, we may also advance expenses to the indemnitee provided that the indemnitee delivers (1) a written affirmation of his or her good faith belief that the relevant standard of conduct has been met or that the proceeding involves conduct for which liability has been eliminated and (2) a written undertaking to repay any funds advanced if (i) the indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding and (ii) it is ultimately determined that the indemnitee has not met the relevant standard of conduct. In addition, we have the power to obtain and maintain insurance with respect to any person who is or was acting on our behalf, regardless of whether we have the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability. In furtherance of this authority, we maintain directors’ and officers’ liability insurance.

Under the LBCA, a corporation must indemnify any present or former director or officer of a corporation for expenses incurred in connection with the proceeding if such person was wholly successful, on the merits or otherwise, in defense of any proceeding, that he was a party to by virtue of the fact that he or she is or was a director or officer of the corporation. This mandatory indemnification requirement does not limit our right to permissibly indemnify a director or officer with respect to expenses of a partially successful defense of any proceeding.

Our amended and restated articles of incorporation permit, but do not require, that we indemnify and hold harmless, to the fullest extent permitted by Louisiana law, a director or officer with regards to actions taken in their capacity as such. Additionally, our amended and restated articles of incorporation require reimbursement of reasonable expenses incurred by a director or officer who is party to a proceeding in advance of final disposition of the proceeding, so long as the director or officer follows certain procedures and subject to repayment upon a final disposition that the director or officer did not meet the required standard of conduct.

The foregoing is only a general summary of certain aspects of Louisiana law and our amended and restated articles of incorporation dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the LBCA referenced above and our amended and restated articles of incorporation, which is incorporated by reference into this registration statement.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling us under any of the foregoing provisions, in the opinion of the Securities and Exchange Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The list of exhibits under “Exhibit Index” at the end of this Registration Statement is incorporated herein by reference.

Item 9.	Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)     to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

NUMBER	DESCRIPTION
5.1*	Opinion of Fenimore Kay Harrison LLP
23.1	Consent of Fenimore Kay Harrison LLP (contained in Exhibit 5.1)
23.2*	Consent of FORVIS LLP
24.1	Power of attorney (included on signature page)
99.1	Business First Bancshares, Inc., 2024 Equity Incentive Plan. (incorporated by reference to Appendix A to the Definitive Proxy Statement filed by Business First Bancshares, Inc. on April 10, 2024).
107*	Filing Fee Table

______________________
* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on the 28th day of May, 2024.

BUSINESS FIRST BANCSHARES, INC.

By:	/s/ David R. Melville, III
David R. Melville, III
President, Chief Executive Officer and Acting Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David R. Melville, III and Gregory Robertson, and either of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on May 28, 2024.

Signature		Title	Date

By:	/s/ David R. Melville, III	President, Chief Executive Officer and	May 28, 2024
	David R. Melville, III	Acting Chairman of the Board (Principal Executive Officer)

By:	/s/ Gregory Robertson	Chief Financial Officer	May 28, 2024
	Gregory Robertson	(Principal Financial and Accounting Officer)

By:	/s/ James J. Buquet, III	Director	May 28, 2024
James J. Buquet, III

By:	/s/ Carol M. Calkins	Director	May 28, 2024
Carol M. Calkins

By:	/s/ Ricky D. Day	Director	May 28, 2024
Ricky D. Day

Signature	Title	Date

By:	/s/ John P. Ducrest	Director	May 28, 2024
John P. Ducrest

By:	/s/ Mark P. Folse	Director	May 28, 2024
Mark P. Folse

By:	/s/ J. Vernon Johnson	Director	May 28, 2024
J. Vernon Johnson

By:	/s/ Rolfe H. McCollister, Jr.	Director	May 28, 2024
Rolfe H. McCollister, Jr.

By:	/s/ Andrew D. McLindon	Director	May 28, 2024
Andrew D. McLindon

By:	/s/ Patrick E. Mockler	Director	May 28, 2024
Patrick E. Mockler

By:	/s/ David A. Montgomery, Jr.	Director	May 28, 2024
David A. Montgomery, Jr.

By:	/s/ Arthur J. Price	Director	May 28, 2024
Arthur J. Price

By:	/s/ Aimee Quirk	Director	May 28, 2024
Aimee Quirk

By:	/s/ Kenneth Wm. Smith	Director	May 28, 2024
Kenneth Wm. Smith

By:	/s/ Keith A. Tillage	Director	May 28, 2024
Keith A. Tillage

By:	/s/ Steven G. White	Director	May 28, 2024
Steven G. White